EXHIBIT 5.1

August 1, 1997




Computer Management Sciences, Inc.
8133 Baymeadows Way
Jacksonville, Florida  32256

         Re:      Registration Statement on Form S-3

Gentlemen:

         We refer to the Registration Statement (the "Registration Statement") on Form S-3, filed today by Computer Management Sciences, Inc. (the "Company"), with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933 an aggregate of 291,924 shares (the "Shares") of the authorized common stock, par value $0.01 per share (the "Common Stock"), of the Company being offered by certain shareholders of the Company.

         In connection with the foregoing registration, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

         Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that the Shares have been duly authorized and are validly issued and fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                   Very truly yours,

                                                   HOLLAND & KNIGHT LLP


                                                   By:/s/L. Kinder Cannon III
                                                   L. Kinder Cannon III